

                                                                                Exhibit 12.1
Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)



                                           Six
                                          Months
                                          Ended
                                         June 30,          Years Ended December 31,
                                                   ------------------------------------------
                                           2001    2000    1999 (1)  1998   1997 (2)    1996
                                       (unaudited)
---------------------------------------------------------------------------------------------

Earnings
Income before income taxes and minority
     Interest*                            $1,075   $1,955   $1,255   $1,305   $  715   $  668

Interest expense                             108      247      233      140      107       61

Portion of rents representative of
the interest factor                           56      120      121      104       88       72

Amortization of capitalized interest           -        -        1        1        1        1
---------------------------------------------------------------------------------------------

                                          $1,239   $2,322   $1,610   $1,550   $  911   $  802
---------------------------------------------------------------------------------------------

Fixed Charges
Interest expense                          $  108   $  247   $  233   $  140   $  107   $   61

Portion of rents representative of
the interest factor                           56      120      121      104       88       72
---------------------------------------------------------------------------------------------

                                          $  164   $  367   $  354   $  244   $  195   $  133
---------------------------------------------------------------------------------------------

Ratio of Earnings to Fixed Charges           7.6      6.3      4.5      6.4      4.7      6.0




* Minority interest has been reclassified in the prior years to conform to the current year presentation.

(1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

(2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.